Exhibit 99.1

Axiall Louisiana PHH Facility Back at Full Rates, Company Provides Preliminary Second-Quarter Financial Results

ATLANTA — July 9, 2014 — Axiall Corporation (NYSE: AXLL) today announced that its PHH vinyl chloride monomer manufacturing facility in Lake Charles, Louisiana, has been repaired and the facility has returned to full operating rates.

On its first-quarter earnings call in May, the company noted that the PHH facility had returned to service at reduced operating rates and described its expectation that the PHH facility would reach full operating rates during the second quarter.

“The PHH facility returned to full service at the end of June, but followed a slower ramp up to full operating rates, resulting in lower than expected sales volumes and higher operating and maintenance costs during the second quarter,” President and CEO Paul Carrico said today.

Carrico also provided broader perspective about the company’s second-quarter performance.  “In our Building Products segment, we experienced a normal seasonal increase in U.S. sales volumes but continued to see weaker Canadian sales and the impact of a weaker Canadian dollar during the period.  Additionally, our Aromatics operating income results will be approximately $12 million lower than the second quarter of 2013 due to lower operating rates and lower margins.”

Based on these factors, the company expects to report $125-130 million of Adjusted EBITDA for the second quarter of 2014.  A reconciliation of Adjusted EBITDA to consolidated net income, the most directly comparable GAAP measure, is provided in the attachment to this press release.

“Long-term, we remain confident that our integrated chemicals and building products business will continue to benefit from low-cost natural gas in North America and growing global demand for our broadened product portfolio,” Carrico said.

About Axiall

Axiall Corporation is a leading integrated chemicals and building products company.  Axiall, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America and in Asia to provide industry-leading materials and services to customers.  For more information, visit www.axiall.com.

Cautionary Statements About Forward-Looking Information

This press release contains certain statements relating to future events and our intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Words or phrases such as “anticipate,” “believe,” “plan,” “estimate,” “project,” “may,” “will,” “intend,” “target,” “expect,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These statements relate to, among other things, our expectations regarding: (i) our estimates regarding our financial performance for the quarter ended June 30, 2014, and our future financial performance; (ii) the cost advantage of natural gas in North America and the degree, and duration of, any such cost advantage; (iii) global demand for our products; and (iv) other statements of expectations concerning matters that are not historical facts. These statements are based on the current expectations of our management. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements included in this press release. These risks and uncertainties include, among other things: (i) a material adverse change, event or occurrence affecting Axiall or the chemicals business formerly owned by PPG, with which Axiall has merged (the “Merged Business”); (ii) the ability of Axiall to successfully integrate the Merged Business, resulting in the combined company not operating as effectively and efficiently as expected; (iii) the possibility that the merger with the Merged Business, and related transactions may involve other unexpected costs, liabilities or delays; (iv) uncertainties regarding future prices, industry capacity levels and demand for Axiall’s products, raw materials and energy costs and availability, feedstock availability and prices, changes in governmental and environmental regulations, the adoption of new laws or regulations that may make it more difficult or expensive to operate Axiall’s businesses or manufacture its products, Axiall’s ability to generate sufficient cash flows from its business, future economic conditions in the specific industries to which its products are sold, and global economic conditions.

In light of these risks, uncertainties, assumptions, and factors, the forward-looking events discussed in this press release may not occur. Other unknown or unpredictable factors could also have a material adverse effect on Axiall’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Axiall and its business, see Axiall’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent filings with the SEC. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Axiall does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its expectations, except as required by law.

Reconciliation of Non-GAAP Financial Measure

Axiall has supplemented its financial statements prepared in accordance with GAAP with the non-GAAP financial measure Adjusted EBITDA.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the Merger, costs to attain Merger related synergies, certain pension plan amendment curtailment gains, goodwill, intangibles, and other long lived asset impairments, and interest expense related to the lease financing transaction.

Axiall has supplemented the financial statements with Adjusted EBITDA because investors commonly use Adjusted EBITDA as a main component of valuation analysis of cyclical companies such as Axiall.

Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income or as a measure of performance. In addition, our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited. A reconciliation of this non-GAAP financial measure to the most comparable GAAP measure is presented in the table set forth below.

Axiall Corporation

Adjusted EBITDA Reconciliation to Consolidated Net Income

Three months ended June 30, 2014 (Range in Millions)

Adjusted EBITDA	$125 to 130
Costs to attain merger synergies	(1 to 3)
Depreciation and amortization	(60)
Interest expense, net	(19)
Provision for income taxes	(10 to 13)
Transaction-related costs and other net	(3 to 7)
Consolidated Net Income	$28-33

CONTACTS:
Investor Relations	Media
Martin Jarosick	Alan Chapple
770-395-4524	770-395-4538